THE NEW HOME COMPANY REPORTS 2017 THIRD QUARTER RESULTS

- Diluted EPS of $0.21 per Share -
- Homebuilding Gross Margin up 80 bps to 16.3% -
- Net New Orders up 27% -
- Backlog Dollar Value of $331 million, up 14% -

Aliso Viejo, California, October 27, 2017. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2017 third quarter.

Third Quarter 2017 Highlights Compared to Third Quarter 2016

•	Net income of $4.3 million, or $0.21 per diluted share vs. $5.5 million, or $0.27 per diluted share

•	Total revenues of $157.9 million vs. $177.9 million

•	Wholly owned deliveries up 40%

•	Homebuilding gross margin 16.3% vs. 15.5%, up 80 basis points; excluding interest in cost of sales, up 190 basis points to 18.4%*

•	Net new home orders up 27%

•	Backlog dollar value up 14% to $330.6 million

“I am very pleased with our third quarter operating results and the progress we made during the quarter towards meeting our full-year financial and operational goals," said The New Home Company’s Chief Executive Officer Larry Webb. "Continued buyer demand in California drove a solid monthly sales absorption rate of 2.5 sales per community, which produced a 27% increase in net new home orders as compared to the prior year and a 14% year-over-year increase in the dollar value of our backlog. In addition, our homebuilding gross margin improved 80 basis points over the prior year, and was up 190 basis points before interest costs."

Mr. Webb continued, “The Company continues to execute on its strategy to broaden its product portfolio and expects to open five new communities during the fourth quarter with anticipated base pricing below $750,000, which should provide the Company with a solid community count to start fiscal 2018. Given the positive economic conditions surrounding the housing submarkets in which we operate, coupled with the solid foundation that our team has built, we believe that we are set-up for a strong finish to the year and are well positioned for 2018."

Third Quarter 2017 Operating Results

Total revenues for the 2017 third quarter were $157.9 million, compared to $177.9 million in the prior year period. Net income attributable to the Company was $4.3 million, or $0.21 per diluted share, compared to $5.5 million, or $0.27 per diluted share, in the prior year period. The year-over-year decrease in net income was primarily attributable to an 8% decline in home sales revenue, a 120 basis point increase in selling and marketing expenses as a percentage of home sales revenues, and decreases in fee building revenues and joint venture income. These items were partially offset by an 80 basis point improvement in homebuilding gross margin to 16.3%.

Wholly Owned Projects

Home sales revenue for the 2017 third quarter decreased 8% to $114.6 million, compared to $125.1 million in the prior year period. The decrease in home sales revenue was driven primarily by a 35% decrease in the average selling price of homes delivered to $1.4 million, which was partially offset by a 40% increase in deliveries. The decrease in average selling price was primarily due to a product mix shift, including a higher proportion of deliveries from our Northern California operations, where the average selling price was $781,000. Additionally, Southern California's 2017 third quarter average selling price decreased 31% to $2.0 million due to contributions from communities with lower price points, consistent with the Company's strategic broadening of its product portfolio.

Gross margin from home sales for the 2017 third quarter was 16.3% versus 15.5% in the prior year period. The 80 basis point improvement in home sales gross margin was primarily due to a change in mix, including more volume from higher-margin communities located in Santa Clara in the Bay Area and in Crystal Cove in Newport Coast, CA. Adjusted gross margin from home sales for the 2017 third quarter, which excludes interest in cost of home sales and inventory impairments, was 18.4%* compared to 16.5%* in the prior year period.

Our SG&A expense ratio as a percentage of home sales revenue for the 2017 third quarter was 11.6% versus 10.0% in the prior year period. The increase in the SG&A rate was primarily attributable to higher selling and marketing costs, driven by an increase in spend related to the ramp up of new communities, higher co-broker commissions and model operating costs, and to a lesser extent, lower home sales revenue.

Net new home orders for the 2017 third quarter were up 27% to 81 homes, compared to 64 homes in the prior year period. The Company's monthly sales absorption pace was up 47% during the 2017 third quarter to 2.5 sales per average selling community, compared to 1.7 in the prior year period. The improvement in the absorption rate was driven by solid order activity in both Southern and Northern California. As a result of increased sales activity and the timing of opening new communities, our quarter end selling communities were down 8% from the prior year, ending the 2017 third quarter with 12 active communities compared to 13 at the end of the prior year period. This slight decline was consistent with our expectations, and the Company anticipates opening five new communities in the 2017 fourth quarter.

The dollar value of the Company's wholly owned backlog at the end of the 2017 third quarter was up 14% year-over-year to $330.6 million and totaled 182 homes, compared to $290.2 million and 129 homes in the prior year period. The increase in backlog dollar value primarily related to the increase in net new home orders, which was partially offset by a 19% decline in average selling price in backlog. The decrease in backlog average selling price is consistent with the Company's strategy to expand its product portfolio to include more affordable price points.

Fee Building Projects

Fee building revenue for the 2017 third quarter decreased 18% to $43.3 million, compared to $52.8 million in the prior year period. The decrease was primarily due to a decrease in fee building construction activity. Our fee building gross margin was $1.5 million, or 3.5%, compared to $1.9 million, or 3.7%, in the prior year period. Management fees from joint ventures were $1.3 million during the 2017 third quarter compared to $1.5 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2017 third quarter was $0.1 million, compared to $0.5 million in the prior year period. This decrease was due to lower joint venture net income due to a decrease in joint venture lot sales and lower gross margins from joint venture home sales. The decrease in joint venture gross margins was due to increased deliveries in the 2017 third quarter from four lower-margin Sacramento communities. In the 2016 third quarter, joint venture gross margins were higher due to higher-margin deliveries from our Orchard Park project in the Bay Area, which delivered its last home in the 2017 first quarter. The following sets forth supplemental information about the Company’s joint ventures. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Joint venture net income totaled $0.4 million, compared to $2.4 million in the prior year period. Joint venture home sales revenues totaled $45.2 million, compared to $19.7 million in the prior year period, while joint venture land sales revenues totaled $0.6 million for the 2017 third quarter, compared to $14.8 million in the prior year period.

At the end of both the 2017 and 2016 third quarter, our joint ventures had eight active selling communities. Net new home orders from joint ventures for the 2017 third quarter increased 23% to 43 homes as compared to 35 homes in the prior year period. The dollar value of homes in backlog from unconsolidated joint ventures at the end of the 2017 third quarter was $69.8 million from 83 homes, compared to $85.3 million from 88 homes in the prior year period.

Balance Sheet and Liquidity

As of September 30, 2017, the Company had real estate inventories totaling $478.5 million, of which $362.1 million represented work-in-process and completed homes (including models), $75.2 million in land and land under development, and $41.3 million in land deposits and pre-acquisition costs. The Company owned or controlled 2,203 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,356 lots, or 62%, were controlled or under option. The Company ended the 2017 third quarter with $62.4 million in cash and cash equivalents and had no borrowings outstanding under its $200.0 million revolving credit facility. The Company ended the 2017 third quarter with $318.5 million in debt outstanding (net of unamortized discount, premium and debt issuance costs), a debt-to-capital ratio of 55.7% and a net debt-to-capital ratio of 50.3%*.

Guidance

For the 2017 fourth quarter, the Company estimates the following:

•	Home sales revenue of $260 - $280 million

•	Fee building revenue of $20 - $30 million

•	Income from unconsolidated joint ventures of $1 - $1.5 million

For the full year 2017, the Company anticipates the following:

•	Home sales revenue of $540 - $560 million

•	Fee building revenue of $165 - $175 million

•	Income from unconsolidated joint ventures of $2 million

•	Wholly owned active year-end community count of 17

•	Joint venture active year-end community count of 7

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 12:00 p.m. Eastern Time on Friday, October 27, 2017 to review third quarter results, discuss recent events and results, and discuss the Company's full year and certain quarterly guidance for 2017. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through November 27, 2017 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13671776.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, community counts and openings and our future production, our ability to execute our strategic growth objectives, gross margins, revenues, projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes, volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of competition; our leverage and debt service obligations; the impact of recent accounting standards; restrictive covenants relating to our operations in our current of future financing arrangements; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$114,622	$125,142	$280,957	$246,281
Fee building, including management fees from unconsolidated joint ventures of $1,324, $1,539, $3,755 and $6,251, respectively	43,309	52,761	146,107	125,726
	157,931	177,903	427,064	372,007
Cost of Sales:
Home sales	95,992	105,799	238,545	211,859
Home sales impairments	—	—	1,300	—
Fee building	41,808	50,832	141,633	120,063
	137,800	156,631	381,478	331,922
Gross Margin:
Home sales	18,630	19,343	41,112	34,422
Fee building	1,501	1,929	4,474	5,663
	20,131	21,272	45,586	40,085

Selling and marketing expenses	(6,860)	(6,055)	(18,237)	(14,577)
General and administrative expenses	(6,465)	(6,468)	(17,150)	(17,476)
Equity in net income of unconsolidated joint ventures	99	488	606	4,428
Other income (expense), net	69	(195)	34	(590)
Income before income taxes	6,974	9,042	10,839	11,870
Provision for income taxes	(2,656)	(3,465)	(4,168)	(4,718)
Net income	4,318	5,577	6,671	7,152
Net (income) loss attributable to noncontrolling interest	—	(30)	10	90
Net income attributable to The New Home Company Inc.	$4,318	$5,547	$6,681	$7,242

Earnings per share attributable to The New Home Company Inc.:
Basic	$0.21	$0.27	$0.32	$0.35
Diluted	$0.21	$0.27	$0.32	$0.35
Weighted average shares outstanding:
Basic	20,876,315	20,711,952	20,839,507	20,675,233
Diluted	20,999,673	20,797,731	20,949,499	20,764,480

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$62,443	$30,496
Restricted cash	213	585
Contracts and accounts receivable	14,446	27,833
Due from affiliates	554	1,138
Real estate inventories	478,541	286,928
Investment in and advances to unconsolidated joint ventures	56,814	50,857
Other assets	25,096	21,299
Total assets	$638,107	$419,136

Liabilities and equity
Accounts payable	$36,078	$33,094
Accrued expenses and other liabilities	30,684	23,418
Unsecured revolving credit facility	—	118,000
Senior notes, net	318,452	—
Total liabilities	385,214	174,512
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,876,623 and 20,712,166, shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	209	207
Additional paid-in capital	198,757	197,161
Retained earnings	53,836	47,155
Total stockholders' equity	252,802	244,523
Noncontrolling interest in subsidiary	91	101
Total equity	252,893	244,624
Total liabilities and equity	$638,107	$419,136

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
	(Dollars in thousands)
Operating activities:
Net income	$6,671	$7,152
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(54)	1,181
Amortization of equity based compensation	2,086	2,602
Excess income tax provision from stock-based compensation	—	97
Inventory impairments	1,300	—
Distributions of earnings from unconsolidated joint ventures	1,588	1,931
Equity in net income of unconsolidated joint ventures	(606)	(4,428)
Deferred profit from unconsolidated joint ventures	560	541
Depreciation	344	381
Abandoned project costs	238	498
Net changes in operating assets and liabilities:
Restricted cash	372	11
Contracts and accounts receivable	13,448	2,717
Due from affiliates	504	91
Real estate inventories	(179,607)	(159,778)
Other assets	(3,766)	(4,894)
Accounts payable	2,859	11,927
Accrued expenses and other liabilities	(6,257)	(6,430)
Due to affiliates	—	(293)
Net cash used in operating activities	(160,320)	(146,694)
Investing activities:
Purchases of property and equipment	(145)	(379)
Cash assumed from joint venture at consolidation	995	2,009
Contributions and advances to unconsolidated joint ventures	(21,296)	(7,707)
Distributions of capital and repayment of advances to unconsolidated joint ventures	13,650	13,977
Interest collected on advances to unconsolidated joint ventures	468	—
Net cash provided by (used in) investing activities	(6,328)	7,900
Financing activities:
Borrowings from credit facility	72,000	193,000
Repayments of credit facility	(190,000)	(38,000)
Proceeds from senior notes	324,465	—
Borrowings from other notes payable	—	343
Repayments of other notes payable	—	(15,636)
Payment of debt issuance costs	(7,382)	(1,064)
Cash distributions to noncontrolling interest in subsidiary	—	(725)
Minimum tax withholding paid on behalf of employees for stock awards	(590)	(647)
Excess income tax provision from stock-based compensation	—	(97)
Proceeds from exercise of stock options	102	—
Net cash provided by financing activities	198,595	137,174
Net increase (decrease) in cash and cash equivalents	31,947	(1,620)
Cash and cash equivalents – beginning of period	30,496	45,874
Cash and cash equivalents – end of period	$62,443	$44,254

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended September 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	39	$79,494	$2,038	36	$105,789	$2,939	8%	(25)%	(31)%
Northern California	45	35,128	781	24	19,353	806	88%	82%	(3)%
Total	84	$114,622	$1,365	60	$125,142	$2,086	40%	(8)%	(35)%

	Nine Months Ended September 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	88	$190,696	$2,167	67	$189,996	$2,836	31%	—%	(24)%
Northern California	114	90,261	792	64	56,285	879	78%	60%	(10)%
Total	202	$280,957	$1,391	131	$246,281	$1,880	54%	14%	(26)%

Net New Home Orders:
	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Southern California	43	39	10%	143	105	36%
Northern California	38	25	52%	162	79	105%
	81	64	27%	305	184	66%

Active Communities:
	As of September 30,
	2017	2016	% Change
Southern California	7	8	(13)%
Northern California	5	5	—%
	12	13	(8)%

KEY FINANCIAL AND OPERATING DATA (continued)
(Dollars in thousands)
(Unaudited)

Backlog:	As of September 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	103	$274,037	$2,661	92	$262,224	$2,850	12%	5%	(7)%
Northern California	79	56,602	716	37	27,971	756	114%	102%	(5)%
Total	182	$330,639	$1,817	129	$290,195	$2,250	41%	14%	(19)%

Lots Owned and Controlled:	September 30,
	2017	2016	% Change
Lots Owned
Southern California	579	287	102%
Northern California	268	339	(21)%
Total	847	626	35%
Lots Controlled (1)
Southern California	348	693	(50)%
Northern California	669	265	152%
Arizona	339	—	NA
Total	1,356	958	42%
Lots Owned and Controlled - Wholly Owned	2,203	1,584	39%
Fee Building (2)	815	981	(17)%
Total Lots Owned and Controlled	3,018	2,565	18%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform construction services.

Other Financial Data:	Nine Months Ended September 30,
	2017	2016
Interest incurred	$15,217	$5,243
Adjusted EBITDA(1)	$21,508	$15,871
Adjusted EBITDA margin percentage (1)	5.0%	4.3%

	LTM(2) Ended September 30,
	2017	2016
Interest incurred	$17,458	$6,670
Adjusted EBITDA(1)	$48,781	$41,766
Adjusted EBITDA margin percentage (1)	6.5%	7.4%
Ratio of Adjusted EBITDA to total interest incurred (1)	2.8x	6.3x

	September 30,	December 31,
	2017	2016
Ratio of debt-to-capital	55.7%	32.5%
Ratio of net debt-to-capital(1)	50.3%	26.2%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	6.5x	2.7x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, and ratio of debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$45,242	$19,659	130%	$104,628	$105,558	(1)%
Land sales revenue	$647	$14,805	(96)%	3,052	40,967	(93)%
Total revenue	$45,889	$34,464	33%	$107,680	$146,525	(27)%
Net income (loss)	$426	$2,417	(82)%	$(1,092)	$16,378	(107)%

Operating Data - Unconsolidated Joint Ventures:
New home orders	43	35	23%	136	111	23%
New homes delivered	50	23	117%	115	123	(7)%
Average selling price of homes delivered	$905	$855	6%	$910	$858	6%

Selling communities at end of period				8	8	—%
Backlog homes (dollar value)				$69,834	$85,317	(18)%
Backlog (homes)				83	88	(6)%
Average sales price of backlog				$841	$970	(13)%

Homebuilding lots owned and controlled				398	661	(40)%
Land development lots owned and controlled				2,415	2,415	—%
Total lots owned and controlled				2,813	3,076	(9)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP, to the non-GAAP measures homebuilding gross margin before impairments and adjusted homebuilding gross margin percentages. We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	%	2016	%	2017	%	2016	%
	(Dollars in thousands)
Home sales revenue	$114,622	100.0%	$125,142	100.0%	$280,957	100.0%	$246,281	100.0%
Cost of home sales	95,992	83.7%	105,799	84.5%	239,845	85.4%	211,859	86.0%
Homebuilding gross margin	18,630	16.3%	19,343	15.5%	41,112	14.6%	34,422	14.0%
Add: Home sales impairments	—	—%	—	—%	1,300	0.5%	—	—%
Homebuilding gross margin before impairments	18,630	16.3%	19,343	15.5%	42,412	15.1%	34,422	14.0%
Add: Interest in cost of home sales	2,448	2.1%	1,306	1.0%	5,719	2.0%	3,017	1.2%
Adjusted homebuilding gross margin	$21,078	18.4%	$20,649	16.5%	$48,131	17.1%	$37,439	15.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, and the ratio of debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales or other expense, (d) non-cash impairment charges and abandoned project costs, (e) gain (loss) on extinguishment of debt, (f) depreciation and amortization, (g) amortization of equity-based compensation and (h) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income to Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, and the ratio of debt to Adjusted EBITDA is provided in the following table.

	Nine Months Ended		LTM(1) Ended		Twelve Months Ended
	September 30,		September 30,		December 31,
	2017	2016	2017	2016	2016
	(Dollars in thousands)
Net income	$6,671	$7,152	$20,445	$19,365	$20,926
Add:
Interest amortized to cost of sales and other expense	5,719	3,017	8,033	4,698	5,331
Provision for income taxes	4,168	4,718	12,474	11,976	13,024
Depreciation and amortization	344	381	474	505	511
Amortization of equity-based compensation	2,086	2,602	2,955	3,761	3,471
Cash distributions of income from unconsolidated joint ventures	1,588	1,931	3,399	9,894	3,742
Non-cash impairments and abandonments	1,538	498	5,120	582	4,080
Less:
Gain from notes payable principal reduction	—	—	(250)	—	(250)
Equity in income of unconsolidated joint ventures	(606)	(4,428)	(3,869)	(9,015)	(7,691)
Adjusted EBITDA	$21,508	$15,871	$48,781	$41,766	$43,144
Total Revenue	$427,064	$372,007	$749,513	$566,633	$694,456
Adjusted EBITDA margin percentage	5.0%	4.3%	6.5%	7.4%	6.2%
Interest incurred	$15,217	$5,243	$17,458	$6,670	$7,484
Ratio of Adjusted EBITDA to total interest incurred			2.8x	6.3x	5.8x
Total debt at period end			318,452	233,924	118,000
Ratio of debt to LTM(1) Adjusted EBITDA			6.5x	5.6x	2.7x

(1)	"LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2017	2016
	(Dollars in thousands)
Total debt, net	$318,452	$118,000
Equity, exclusive of noncontrolling interest	252,802	244,523
Total capital	$571,254	$362,523
Ratio of debt-to-capital(1)	55.7%	32.5%

Total debt, net	$318,452	$118,000
Less: cash, cash equivalents and restricted cash	62,656	31,081
Net debt	255,796	86,919
Equity, exclusive of noncontrolling interest	252,802	244,523
Total capital	$508,598	$331,442
Ratio of net debt-to-capital(2)	50.3%	26.2%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by the sum of total debt plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.